Exhibit 99.1

GENERAL CABLE ANNOUNCES EXPANSION OF SENIOR SECURED CREDIT FACILITY TO $1.0 BILLION; MATURITY EXTENDED TO 2018

HIGHLAND HEIGHTS, KENTUCKY, September 9, 2013 – General Cable Corporation (NYSE: BGC) has amended its existing $700 million asset-based revolving credit facility (the “Senior Secured Credit Facility”) increasing the size up to $1.0 billion and extending its maturity date to 2018. The amendment provides a $300 million increase to the Senior Secured Credit Facility by incorporating certain of the Company’s European assets to create a single credit facility for North America and Europe. All other principal terms of the Senior Secured Credit Facility remain the same. The amendment further enhances the Company’s financial flexibility to support its global operations and capital structure, subject to meeting minimum availability and fixed coverage requirements. Indebtedness under the Senior Secured Credit Facility is guaranteed by certain of the Company’s U.S., Canadian and European subsidiaries and is secured by a first priority security interest in certain tangible and intangible property and assets of the Company’s U.S., Canadian and European subsidiaries. In order to support ongoing business requirements, portions of the Senior Secured Credit Facility will be available for the issuance of letters of credit.

Brian J. Robinson, Executive Vice President and Chief Financial Officer, said, “We are pleased to leverage the strength of the North American and European assets to enhance our global financial flexibility and liquidity required to fund working capital and other capital requirements while extending our maturity profile at attractive rates and terms. Our capital structure and maturity profile are in good order and we are well positioned to continue to execute on growth opportunities as well as our share repurchase program and quarterly dividend.”

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward-looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that we serve; our ability to increase manufacturing capacity and productivity, our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain an adequate credit facility; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws; our ability to purchase shares under the repurchase program; our ability to maintain effective disclosure controls and procedures and internal control over financial reporting; and the other risks detailed from time to time in our filings with the Securities and Exchange Commission (“SEC”), including but not limited to, our annual report on Form 10-K filed with the SEC on March 1, 2013, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:

General Cable Corporation

Len Texter, Vice President, Investor Relations, 859-572-8684